                      POWELL, GOLDSTEIN, FRAZER & MURPHY
                          191 Peachtree Street, N.E.
                                  Suite 1600
                            Atlanta, Georgia 30303
                                (404) 572-6600



                                January 2, 1998



Paragon Health Network, Inc.
One Ravinia Drive
Suite 1500
Atlanta, Georgia 30346

                         Paragon Health Network, Inc.
            9 1/2% Exchange Senior Subordinated Notes due 2007 and
         10 1/2% Exchange Senior Subordinated Discount Notes due 2007


Ladies and Gentlemen:

     We have served as counsel to Paragon Health Network, Inc., a Delaware corporation (the "Company"), in connection with the offer to exchange (the "Exchange Offer") up to $275,000,000 aggregate principal amount of registered 9 1/2% Senior Subordinated Notes due 2007 (the "Exchange Senior Subordinated Notes") and up to $294,000,000 aggregate principal amount at maturity of registered 10 1/2% Senior Subordinated Discount Notes due 2007 (the "Exchange Senior Subordinated Discount Notes" and together with the Exchange Senior Subordinated Notes, the "Exchange Notes") for a like principal amount of the Company's existing 9 1/2% Senior Subordinated Notes due 2007 issued and sold in a Rule 144A offering (the "Existing Senior Subordinated Notes") and existing 10 1/2% Senior Subordinated Discount Notes due 2007 issued and sold in a Rule 144A offering (the "Existing Senior Subordinated Discount Notes" and together with the Existing Senior Subordinated Notes, the "Existing Notes") pursuant to the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on January 2, 1998 (the "Registration Statement"). The Exchange Notes will be issued by the Company pursuant to the terms of the Indenture dated as of November 4, 1997 (the "Indenture") between the Company and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"). In connection with the Registration Statement, we have been requested to render our opinion as to the legality of the securities being registered thereunder. The Exchange Notes and the Existing Notes are referred to collectively herein as the "Notes." Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Registration Statement.

Paragon Health Network, Inc.
January 2, 1998
Page 2

     In this capacity, we have examined originals, conformed copies or photocopies, certified or otherwise identified to our satisfaction, of the following: (i) the Indenture; (ii) the Registration Statement (including the exhibits thereto); (iii) specimens of the Notes; (iv) the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company; (v) certain corporate records of the Company; and (vi) such other documents, records, certificates of officers of the Company and certificates of public officials as we have deemed appropriate for the purpose of providing the opinions set forth below.

     In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry (a) the legal capacity of all natural persons executing documents, (b) the authenticity of all documents submitted to us as originals, (c) the genuineness of all signatures on all documents that we have examined and (d) the conformity to authentic originals of documents submitted to us as certified, conformed or photostatic copies. As to all questions of fact material to the opinions specified herein, we have relied upon certificates of officers of the Company. With respect to certificates of public officials, we have assumed that all such certificates are accurate and properly given and have relied on the factual matters set forth in such certificates.

     In rendering the opinions set forth below, we have assumed that the Exchange Notes will be issued as described in the Registration Statement.

     Based on the foregoing, and subject to the assumptions, exceptions and qualifications set forth herein, we are of the opinion that:

     1. Assuming due authorization, execution and delivery by the Trustee, the Indenture represents a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be subject to (a) bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium or other similar laws affecting creditors' rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

     2. When issued, authenticated and delivered in accordance with the terms of the Indenture, the Exchange Notes will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and other similar laws affecting creditors' rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

     Our opinions expressed above are limited to the General Corporation Law of the State of Delaware and the federal laws of the United States. Our opinions are rendered only with respect to the laws, and the rules, regulations and orders thereunder, that are currently in effect.

Paragon Health Network, Inc.
January 2, 1998
Page 3

     We hereby consent to the use of our name in the Registration Statement and in the Prospectus therein as the same appears in the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or by the rules and regulations promulgated thereunder.

                                    Very truly yours,



                                    /s/ POWELL, GOLDSTEIN, FRAZER & MURPHY LLP